Exhibit 23.2

                  INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Registration Statement of Exchange National Bancshares, Inc. on Form S-4 of our report dated February 4, 2000 relating to the consolidated statements of financial position of CNS Bancorp, Inc. and Subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, incorporated by reference in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading
"Experts" in such Registration Statement.


/s/ Williams-Keepers LLC

Williams-Keepers LLC
Jefferson City, Missouri
April 6, 2000
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